Exhibit 10.1

LEASE

THIS LEASE (the “Lease”) is made and entered into as of the 1st day of March, 2007, by and between AGRACEL, INC., an Illinois corporation, of Effingham, Illinois, hereinafter referred to as “Lessor” and GRAIN SYSTEMS, INC., an Illinois corporation, of Assumption, Illinois, hereinafter referred to as “Lessee.”

1.  PROPERTY LEASED:      Lessor hereby leases to Lessee and Lessee hereby leases from Lessor that certain parcel of real property legally described in Exhibit A (the “Land”), together with all of the improvements now or hereafter on the Land (the “Building”).  The Land and the Building are hereafter referred to as the “Premises.”

2.           RENTAL:  Lessee shall pay to Lessor rent for the Initial Term, as hereinafter defined, of the Lease in the amount of Three Million One Hundred Fifty Thousand Three Hundred Ninety and 95/100 Dollars ($3,150,390.95) (the “Rent”), payable monthly on the first day of each month commencing on March 1, 2007 as follows:

Year 1 (March 1, 2007-February 28, 2008)---------------------$23,433.33 per month;
Year 2 (March 1, 2008-February 29, 2009)---------------------$24,019.17 per month;
Year 3 (March 1, 2009-February 28, 2010)---------------------$24,619.65 per month;
Year 4 (March 1, 2010-February 28, 2011)---------------------$25,235.14 per month;
Year 5 (March 1, 2011-February 28, 2012)---------------------$25,866.02 per month;
Year 6 (March 1, 2012-February 28, 2013)---------------------$26,512.67 per month;
Year 7 (March 1, 2013-February 28, 2014)---------------------$27,175.48 per month;
Year 8 (March 1, 2014-February 28, 2015)---------------------$27,854.87 per month;
Year 9 (March 1, 2015-February 28, 2016)---------------------$28,551.24 per month;
Year 10 (March 1, 2016-February 28, 2017)--------------------$29,265.02 per month;

(i)  without advance notice, demand, offset, or deduction;

(ii)  Past due rent shall bear interest at the rate of 1.5% per month prorated on a daily basis from five (5) days after the date due.

3.  This paragraph 3 is intentionally left blank.

4.  TERM:

           (a) Initial Term.  The initial term of this Lease shall be for ten (10) years, beginning on March 1, 2007 (the “Commencement Date”) and ending on February 28, 2017 (the “Initial Term”).

           (b)  Extended Terms.  Lessee shall have two (2) five-year options to extend the Initial Term of this Lease on the same terms and conditions, except that:

(i)  the rent for the eleventh year shall be the 10th year’s rent times 102.5%.  Subsequent years’ rent shall be calculated by multiplying the previous year’s rent by 102.5%; rent shall be payable in equal monthly installments on the 1st day of each month of each year of an extended term; and

(ii) The public liability insurance limits set forth at 9(b) shall increase to $2,500,000.00 for injury or death to any one person and $2,500,000.00 for any one accident and $1,000,000.00 with respect to damage to property. The Lessee shall be deemed to have exercised its option to renew the lease for an additional 5-year term unless it gives written notification not less than 120 days prior to the end of its then current term.

5.  SECURITY DEPOSIT: Lessee agrees to pay a security deposit of Twenty Nine Thousand Two Hundred Sixty Five and 02/100 Dollars ($29,265.02), which shall be held by the Lessor in an interest bearing account as security for the faithful performance by Lessee of all of the terms of this Lease by Lessee to be observed and performed.  Interest on the account will be retained by and taxable to Lessor.  At the end of the lease term, provided the Lessee has fulfilled its obligation under the Lease, the deposit will be returned to Lessee within thirty days of the end of the Lease.

           6.  USE OF PREMISES:  The Premises are leased for the purpose of light manufacturing and assembly by Lessee and such other activities as are reasonably associated therewith and are not to be used for any other purpose without first having secured the written consent of the Lessor, which consent shall not be unreasonably withheld.  No use of the Building shall be made which would increase the insurable risk of the Building for fire and “all risk” insurance.  Provided, however, that the Lessor consents to the use of the Premises by the existing tenants identified in Exhibit B.

7.  PUBLIC REQUIREMENTS:
(a)  Lessor warrants that, except for conditions resulting from Lessee’s activities on the Premises, on the Commencement Date the Premises will conform with all laws, ordinances, governmental orders and regulations and other public requirements now and hereafter affecting the Premises or the use thereof, including but not limited to all recorded covenants and restrictions, if any. Lessee shall save and hold Lessor harmless from expense or damage resulting from failure to do so on and after the Commencement Date, except for such lack of such compliance which exists and affects the Premises or the use thereof at the Commencement Date of this Lease and not resulting from Lessee’s activities on the Premises. Lessor guarantees that the Premises is properly zoned for those uses of the Premises described in paragraph 6.

(b)  Lessee shall do or cause to be done all things necessary to preserve and keep in full force and effect permits required, if any, for the conduct of its business and operations from the Commencement Date until its expiration or termination.

8.  ASSIGNING AND SUBLEASING: Lessee may sublet the Premises or any part thereof and Lessee may assign, transfer, pledge, mortgage or otherwise encumber this Lease, or any portion of the term thereof, with the previous written consent in each instance of Lessor, which consent shall not be unreasonably withheld, and Lessee shall furnish to Lessor with each request a copy of such proposed instrument.  Subject to paragraph 6, Lessor agrees, however, not to arbitrarily withhold consent to subletting for any legitimate business purpose.  Credit worthiness, in Lessor’s reasonable discretion, shall be a reasonable grounds for withholding consent to an assignment or sublet.  In the event of such consent by Lessor and assignment or transfer by Lessee, the Lessee shall from the date of such assignment be released from any and all liability to Lessor under all covenants of this Lease, and by accepting any assignment or subletting, an assignee or sublessee shall become bound by and shall perform and shall become entitled to the benefits of all the terms, conditions and covenants by which the Lessee hereunder is bound.

           Permission is, however, granted Lessee to assign or transfer this Lease and also to sublet the Premises to any subsidiary corporation of Lessee, affiliate corporation of Lessee, or parent corporation of Lessee, upon giving Lessor written notice of intent so to do.  Lessee shall have the right to transfer and assign this Lease without Lessor’s consent to any parent, subsidiary, or affiliated company of Lessee or to any person or corporation acquiring all or substantially all of the assets of Lessee by purchase, merger, consolidation or otherwise.  An affiliate company is a company which has at least a 50% common ownership with Lessee.  Transfers of Lessee’s shares of stock as may occur from time to time shall not be deemed a prohibited assignment of this Lease.    In the event of assignment pursuant to the preceding paragraph, Lessee shall remain the principal obligor to the Lessor under all covenants of this Lease, and by accepting any assignment or subletting, an assignee or sublessee shall become bound by and shall perform and shall become entitled to the benefits of all the terms, conditions and covenants by which the Lessee hereunder is bound.

9.  INSURANCE--LESSEE:

(a)  Lessee shall, throughout the term of this Lease, maintain a standard fire insurance policy with an “all risk” endorsement on the Premises in an amount equal to the replacement cost thereof, in a company or companies rated Best A or better.  The initial replacement cost agreed upon by the parties is set forth in Exhibit G.  The Parties shall annually review the replacement cost and agree upon the replacement cost for the ensuing year. If the Parties cannot mutually agree on a replacement cost each year after the first year, the cost shall be set at the previous year plus an increase based upon the consumer price index. Each year a written record of such agreement shall be signed by both parties.

(b)  Lessee shall, at its expense, during the term hereof, maintain and deliver to Lessor public liability insurance policies with respect to the Premises and deliver to Lessor certificates of insurance evidencing such insurance with respect to the Premises.  Such policies shall name the Lessee as the named insured, Lessor as an additional insured, and if requested by Lessor, Lessor’s mortgagee, as additional insureds as their interests may appear.  Such insurance shall have limits of at least $2,000,000 for injury or death to any one person and $2,000,000 for any one accident, and $1,000,000 with respect to damage to property.  Such policies shall be in whatever form and with such insurance companies as are reasonably satisfactory to Lessor, and shall provide for at least ten days’ prior notice to Lessor of cancellation.  At least ten days before any such policy expires, Lessee shall supply to Lessor reasonable written assurance of continuation of such insurance and at least ten days after such policy expires; Lessee shall supply to Lessor a certificate of insurance evidencing continuing insurance. Lessor may, in order to prevent a lapse of coverage, procure such policies or pay such premiums thereon.  In such case, Lessor shall notify Lessee in writing of Lessor’s intent, and all amounts so paid by Lessor, with interest thereon at the rate of 4% over Wall Street Journal’s published prime rate as published from time to time per annum, shall be added to the next monthly rent installment coming due, and shall be collected as additional rent.

           (c)  Lessee shall be responsible for its equipment, furniture, fixtures, inventory and other personal property located on the Premises and shall be solely responsible for carrying whatever insurance it desires with respect to such property.

(d)  Lessor and Lessor’s mortgagee, if any, shall at all times be named as co-additional insureds or loss payees as their interests may appear on all policies of insurance required by this Lease and Lessee shall provide to Lessor and Lessor’s mortgagee, if any, a current certificate showing compliance with this requirement, provided that Lessor shall have notified Lessee in writing of the name and address of such mortgagee.  Each policy of insurance shall require notice to Lessor and Lessor’s mortgagee prior to cancellation.

10.  TAXES:  Lessee shall pay all real property taxes, personal property taxes and special assessments lawfully levied against the Premises during the term of this Lease.  Taxes for the first and last year of the Lease shall be prorated between Lessor and Lessee, based upon the number of days leased.

Lessee shall have the right to contest the amount or validity, in whole or in part, of any tax by appropriate proceedings diligently conducted in good faith.  If the provisions of any law or regulation then in effect so require, Lessor shall join in such proceedings.

11.  MAINTENANCE BY LESSEE:  Lessee agrees to take good care of the Premises, and to keep them in good repair, free from filth, danger of fire or any pest or nuisance, and to keep all mechanical systems in good working order.  To the extent not provided by construction warranties and manufacturers’ warranties, Lessee shall conduct a continuing program of preventive maintenance covering such mechanical equipment, including regular service and maintenance (but not replacement) to heating and air conditioning equipment by competent tradesmen. Lessee agrees to maintain, with no obligation to replace the exterior walls, roof and structure of the Building. Lessee shall not permit any waste of the Premises.  At the expiration or other termination of this Lease, Lessee shall return the Premises to Lessor in broom clean condition, except only for normal wear and use, damage by fire, explosion or other insured casualty and acts of third parties not under control of Lessee.  If Lessee fails to do anything required of Lessee in this paragraph within a reasonable time, Lessor may, at Lessor’s option, perform the same at Lessee’s expense.

12.  MAINTENANCE BY LESSOR:   Lessor shall not be responsible for any maintenance or repair of the Premises.

13.  UTILITIES:  Lessee shall contract in its own name and pay for all charges for water, sewer charges, gas heat, oil, electricity, fuel, telephone and other utilities used in or serving the Premises during the term of this Lease.

14.  ALTERATIONS AND ADDITIONS:  Lessee shall have the right, at its sole expense, to make non-structural additions, improvements, or modifications to the interior of the Building on the Premises for the convenient conduct of its business.  All such changes shall be made in a good and workmanlike manner and in accordance with applicable codes and regulations.  Lessee shall give Lessor prior written notice of any alterations, additions, improvements or modifications so made.

Lessee shall have the right to install such machinery, equipment, and business and trade fixtures as it deems necessary, and such items shall remain the property of Lessee and shall be removed at the termination of this Lease, the Lessee repairing any damage occasioned by removal.  If Lessee shall obtain written consent of Lessor to leave any machinery or like equipment in the Premises, then the full title to such machinery and equipment shall thereupon pass to Lessor.

            Lessee shall be permitted to construct improvements to the Premises in accordance with the initial description of the Lessee’s Improvements set forth in Exhibit F (“Lessee’s Improvements”), and any Lessor and Lessee shall work together to facilitate the making of such improvements.

Lessee shall control construction of Lessee’s Improvements and shall select a qualified contractor or contractors to construct Lessee’s Improvements, such selection having been made, submitted to Lessor and Lessor hereby approves of such selections.

Upon execution of this Lease by the Lessor and the Lessee, Lessor shall pay Lessee the total sum of Nine Hundred Thousand Dollars ($900,000) to be paid in two installments; the first One Hundred Thousand Dollars ($100,000) to be paid upon the Commencement Date and the balance of Eight Hundred Thousand Dollars ($800,000) on or before April 1, 2007.  One part of such total sum is to be used by Lessee to make the Lessee’s Improvements, and one part of such total sum is to be used by Lessee to satisfy the undertakings of Lessee set forth in the inducement agreements attached at Exhibit C.

Lessee’s construction of Lessee’s Improvements shall be executed in a good and workmanlike manner.  All materials used in Lessee’s Improvements will be of good quality.  Lessee’s Improvements shall be of good workmanship and material and shall neither reduce the size of the Premises nor impair the strength of the Building.  There shall be no construction fee paid to Lessor.

Lessee shall take proper precautions for the safety of the public.  Lessor shall not be responsible for any loss or damage to or arising from Lessee’s Improvements except to the extent arising from Lessor’s negligence or willful misconduct.

Lessee shall, at its expense, (i) cause all of Lessee’s Improvements to comply strictly with, and give all notices required by, all applicable local, state and federal laws, ordinances, rules, regulations, codes and orders (hereinafter referred to collectively as “Legal Requirements”); and (ii) obtain all building permits and any other permits required from any and all jurisdictions governing the Premises or construction of Lessee’s Improvements.

15.  LESSOR’S RIGHT OF ENTRY:  Lessor, or Lessor’s agent, may enter upon the Premises at reasonable hours upon at least twenty-four (24) hours notice (except in cases of emergency) to examine the same and to do anything required of Lessor hereunder or which Lessor may deem necessary for the good of the Premises; and during the last 90 days of this Lease may display a sign offering the Premises for sale or for lease, which sign may be affixed in a conspicuous place on the front of the Premises.

Neither Lessor nor any of Lessor’s agents who enters upon the Premises shall disclose to any person or entity any information, observations, data, or visual impressions regarding the business of Lessee.  Lessor and any of its agents agree that they will not take any photographs, videotapes or other images of the interior of the Premises without the prior consent of Lessee.

16.  SIGNS AND ADVERTISEMENTS:  Lessee is hereby granted the privilege of erecting and maintaining signs on the front of the Premises, including in the front and side yards of the Building, subject to applicable laws and regulations, including but not limited to ordinances of the municipality in which the Premises are located and restrictive covenants relating to signs in the industrial park in which the Premises are located, if applicable.  No signs shall be erected which are attached to the roof of the Building and no signs shall be attached to the Building at right angles suspended by guy wires, but shall be attached flush to the Building in a safe and secure manner.  All such signs shall advertise the Lessee’s business.  No revenue producing signs shall be placed on the Premises.  Lessee shall not paint any signs directly on the Building, or otherwise deface, damage or overload the Building.  Lessee shall remove all signs at the termination of this Lease, and shall repair any damage to the Building caused by signs at its sole cost and expense.

17.  LIABILITY:  Lessee hereby relinquishes all claims, releases, assumes all risks and agrees to hold Lessor harmless from any liability for any damage done or occasioned by or from any plumbing, wiring, gas, water, steam, sprinkler system, equipment or other pipes, or the bursting, leaking or running of any tank, washstand, water closet, waste pipe or other articles in, above, upon or about the Building or Premises, or for damage occasioned from or by water, snow, or ice being upon or about the Premises unless caused by the negligence or intentional act of Lessor, its agents or employees.

Lessor and Lessee hereby expressly waive any cause of action or right of recovery which either may have hereafter against the other for any loss or damage to the Premises, or to the contents thereof, from all claims and liabilities arising from or caused by any hazard that could be covered by a standard fire insurance policy with an “all risk” endorsement on the Premises or on the contents thereof, to the extent of any amounts actually received or which could have been received had the proper insurance been in place, and each party hereto shall request a waiver from any insurance carrier with which it carries insurance covering the Premises, or the contents thereof, releasing its subrogation rights as against the other party, and upon request by either party evidence of said waiver shall be furnished by each party hereto to the other party.

During the term of this Lease, Lessee agrees to save and hold Lessor harmless from any claim, damage, liability, or expense arising from any injury (including death) to persons or damage to property occurring in, on or about the Premises during the term of this Lease, except to the extent caused by the Lessor, its agents and employees.  In the event of the negligence of more than one party, the parties shall be liable to one another for their proportionate share.

18.  DAMAGE BY CASUALTY:  If, during the term hereof, or previous thereto, the Premises or any Building of which the Premises are a part shall suffer damage by fire, explosion, or any other casualty to the extent that the Premises or Building cannot reasonably be repaired within 90 days after date of such damage, with the proceeds of such insurance, in the judgment of Lessor and Lessee, or if they cannot agree, a mutually agreeable third party qualified in the construction industry in or about Christian County, Illinois, or to such an extent that under the then existing laws, orders, ordinances or other public requirements the same cannot be repaired to substantially the same form and with substantially the same materials as before such damage, then the term shall, at the option of either party exercised by written notice not later than sixty (60) days after the occurrence of such casualty, terminate as of the date of such damage and rent shall cease as of the date of such damage (with proportionate refund of any prepayment) on condition Lessee forthwith surrenders the Premises to Lessor.  If this Lease is not so terminated, then Lessor shall repair the Premises as soon as practicable with due diligence.  A maximum of 120 days shall be considered a reasonable time in which to complete repairs barring any extraordinary circumstances or matters beyond the control of Lessor, placing the same in as good condition as they were just before such damage, and rent shall abate pro rata and in proportion to untenantability of the Premises (or if the undamaged portion is not reasonably usable for Lessee’s purposes pending the restoration of the Building, all rent shall abate) from the time of such damage until restoration of the Premises by Lessor.  It is further agreed that the period for reconstruction shall be extended for such time during which strikes, riots, civil commotion, governmental intervention, acts of God, or any other contingency beyond Lessor’s control shall delay the construction.  In case of such damage, whether this Lease is thereby terminated or not, Lessee shall remove all of the rubbish and debris of Lessee’s property within sixty (60) days after written request by Lessor, and if this Lease is not thereby terminated, Lessee shall not do anything to hinder or delay Lessor’s work of repair, and will cooperate with Lessor in such work.  Lessor shall not be liable for inconvenience to Lessee by making repairs to any part of the Premises or Building, nor for the restoration of any improvements made by Lessee, nor for the restoration of any property of Lessee.

19.  DEFAULT:  If there be default in payment of any rent or in any other of Lessee’s obligations hereunder, or if the Premises be vacated by Lessee without adequate provision for building security and maintenance, and if such default or condition shall continue after thirty (30) days’ notice, in writing, from Lessor to Lessee to make good such default or correct such condition, Lessor may, at Lessor’s option, at any time thereafter while such default or condition continues, without further notice or demand, declare this Lease terminated and enter upon and repossess the Premises free of this Lease; or Lessor may, at Lessor’s option, enter upon and repossess the Premises as aforesaid or receive the keys thereto, Lessee hereby acknowledging that the Lessor has received same as Agent of the Lessee and is authorized to re-let the Premises for the balance of the term of this Lease, for a shorter or longer term, and upon prevailing market rates and terms, and may receive the rents therefor, applying the same first to the payment of the reasonable expense of such re-letting and second to the payment of rent due and to become due under this Lease, Lessee remaining liable for and agreeing hereby to pay Lessor any deficiency.  Lessor shall make reasonable efforts to re-lease the Premises.  Listing the Premises for re-lease with a reputable broker shall be considered a reasonable effort, but all reasonable broker’s commissions shall be at Lessee’s expense.  Provided, however, if any such default be other than for non-payment of money and it would take more than thirty (30) days to cure the same, Lessor shall not be entitled to terminate this Lease or enter upon the Premises for such default if Lessee begins the cure of such default within said thirty (30) days and prosecutes the cure thereof with due diligence to completion.

20.  EMINENT DOMAIN:  If the Premises or any substantial part thereof shall be taken by any competent authority under the power of eminent domain, or a conveyance thereof be made in lieu of or in anticipation of the exercise of such power, or if the Premises or any substantial part thereof be acquired for any public or quasi-public use or purpose, the term of this Lease shall cease and terminate upon the date when the possession of the Premises or the part thereof so taken shall be required for such use or purpose.; provided, however, that Lessee, upon filing of a petition for separate valuation,  shall have the right to receive that portion of any proceeds received from the condemnor as compensation for the taking of the Premises that is the fair market value of the Lessee’s interest in the Premises as Lessee, and further, Lessee shall be entitled to any additional compensation that might be allowed for the relocation or other expenses of the Lessee in relocating from the Premises as a result of the taking.  If any condemnation proceeding shall be instituted in which it is sought to take or damage any part of Lessor’s Building or the Land under it, Lessor or Lessee shall have the right to cancel this Lease after having given written notice of cancellation to the other not less than ninety (90) days prior to the date of cancellation designated in the notice.  Rent at the then current rate shall be apportioned as of the date of the termination.  Nothing in this paragraph shall preclude an award being made to Lessee for loss of business or depreciation to and cost of removal of equipment or fixtures.

21.  MECHANIC’S LIENS:  Lessee will not permit any mechanic’s liens, or other liens, to be placed upon the Premises or any building or improvement thereon during the term hereof as a result of Lessee’s actions, and in case of the filing of any such lien, Lessee will promptly pay same; provided, however, that Lessee shall have the right to contest the validity or amount of any such lien upon posting security with Lessor which in Lessor’s sole reasonable judgment is adequate to pay and discharge any such lien in full if held valid.  Lessee shall have sixty (60) days after filing to pay the lien or post security as provided.  If default in payment thereof shall continue for thirty (30) days after notice thereof from Lessor to Lessee (unless Lessee shall have posted security as aforesaid), Lessor shall have the right and privilege at Lessor’s option of paying the same or any portion thereof without inquiry as to the validity thereof, and any amounts so paid, including expenses and interest, shall be immediately due by Lessee to Lessor and shall be paid promptly upon presentation of bill therefor.

Lessor covenants that it will not permit any mechanic’s liens to be placed on the Premises, and that, should such lien be recorded against the Premises, Lessor will ensure its removal not later than thirty (30) days after written demand therefor is made upon Lessor by Lessee.

22.  MORTGAGES AND ESTOPPEL CERTIFICATES:  This Lease shall be subject and subordinate to any mortgage or deed of trust now or at any time hereafter constituting a lien or charge upon the Premises or the improvements situated thereon; provided that Lessee and the holder of such mortgage or deed of trust shall have entered into a non-disturbance and attornment agreement in form and content reasonably acceptable to such parties.  Subject to the foregoing, Lessee shall at any time hereafter on demand execute any instruments, releases or other documents which may be required by any such mortgagee for the purpose of subjecting and subordinating this Lease to the lien of any such mortgage.  However, notwithstanding any provisions of this paragraph to the contrary, as a condition precedent to such subordination, each such mortgage shall expressly provide Lessee with a non-disturbance agreement that so long as Tenant is not in default under said Lease, Tenant’s quiet possession of the Premises shall remain undisturbed, on the terms and conditions stated herein, whether or not the mortgage is in default and notwithstanding any foreclosure or other action brought by the holder of the mortgage in connection herewith.

Lessor and Lessee agree at any time and from time to time, upon not less than thirty (30) days’ prior request by Lessor, to execute, acknowledge and deliver to the requesting party, a statement in writing certifying that (i) this Lease is unmodified and in full force and effect (or if there have been modifications that the same is in full force and effect as modified and identifying the modifications), (ii) the dates to which the base rent and other charges have been paid, and (iii) so far as the person making the certificate knows, the requesting party is not in default under any provisions of this Lease (or if there are defaults, specifying the defaults).  It is intended that any such statement may be relied upon by any person proposing to acquire the requesting party’s interest in this Lease or the Premises, or any prospective mortgagee of, or assignee of any mortgage upon such interest or the Premises.

23.  This paragraph 23 is intentionally left blank.

24.  ENVIRONMENTAL COVENANTS AND WARRANTIES:  Lessee, at Lessee’s expense, shall comply with all applicable federal, state and local laws, regulations, or ordinances pertaining to air and water quality, hazardous materials (as hereinafter defined), waste disposal, air emissions, and other environmental compliance matters, and with any direction of any public officer or officers empowered to enforce such laws, regulations or ordinances, pursuant to law, which shall impose any duty upon Lessor or Lessee with respect to any of the foregoing which arise during or after the Lease term as a result of contamination by hazardous material attributable to Lessee’s use or activities, or the use or activities of Lessee’s agents or contractors, except that Lessee shall not be liable to make changes or improvements to the Premises not specifically necessitated by the nature or form of its business or operations, except to the extent that Lessee may be contesting such enforcement action in good faith for the period of contest.

25.  ENVIRONMENTAL INDEMNIFICATION:

(a)  Lessee shall indemnify, defend and hold Lessor harmless from any and all claims, judgments, damages, penalties, fines, costs, liabilities, or losses (including, without limitation, diminution in value of the Premises, damages for the loss or restriction on use of rentable or usable space or of any amenity of the Premises and reasonable sums paid in settlement of claims, reasonable attorney’s fees, reasonable consultant fees, and reasonable expert fees) which arise during or after the Lease term as a result of contamination by hazardous material attributable to Lessee’s use or activities, or the use or activities of Lessee’s agents or contractors.  This indemnification of Lessor by Lessee includes, without limitation, costs incurred in connection with any investigation of site conditions or any cleanup, remedial, removal, or restoration work required by any federal, state, or local government agency or political subdivision because of hazardous material present in the soil or groundwater on or under the Premises as a result of Lessee’s use or activities, or Lessee’s agents or contractors, or which would have with reasonable care exerted by Lessee not have occurred.  Without limiting the foregoing, if the presence of any hazardous material on the Premises caused or permitted by Lessee or its agents or contractors, results in any contamination of the Premises, Lessee shall promptly take all actions at its sole expense as are necessary to return the Premises to the condition existing prior to the release by Lessee or its agents or employees of any such hazardous material on the Premises, provided that Lessor’s approval of such actions shall first be obtained, which approval shall not be unreasonably withheld so long as such actions would not potentially have any material adverse long-term or short-term effect on the Premises.  The foregoing indemnity shall survive the expiration or earlier termination of this Lease.

(b)  Lessee shall promptly provide Lessor with copies of all citations, directives, summonses, information orders, notices of potential responsibility, notices of violation or deficiencies, orders or decrees, claims, complaints, investigations, judgments, letters, notices of environmental liens or response actions, and any other communications and/or documents from any federal, state or local governmental agency or any third Party pertaining to the presence of hazardous materials on the Premises, and/or Lessee’s compliance with applicable environmental statutes, rules and regulations.

(c)  Not less than ten (10) days prior to the expiration of this Lease or any extension hereof, Lessee shall select a professional registered engineer who is an “environmental professional” as defined in 415 ILCS 5/22.2 to conduct an investigation of the Premises for the purpose of investigating environmental conditions on the Premises.  Upon selection, Lessee shall identify the engineer to Lessor.  Lessor shall have the right to reject such selection if, in Lessor’s reasonable opinion, the professional selected is not able to render the opinion required because of a lack of competence or the existence of bias.  In the event of any such rejection by Lessor, the Parties shall meet in good faith to confer and agree upon a substitute “environmental professional.”  The cost of the investigation shall be at Lessee’s sole expense.  If the engineer, after conducting his or her investigation, states in writing the engineer’s opinion he or she observes no significant contamination by hazardous material(s) since the date of the Pre-Commencement Environmental Report (hereinafter defined) at, on, to or from the Premises directly resulting from the use by Lessee, its employees, agents or customers of the Premises, then no further action on Lessee’s part shall be required.  If the engineer will not or does not so state within thirty (30) days after his or her selection, then Lessee shall select an “environmental professional” as defined in 415 ILCS 5/22.2 to conduct at Lessee’s sole expense a Phase I environmental audit of the Premises.  As used in this subsection, a Phase I environmental audit shall be in accordance with the provisions set forth in 42 U.S.C. 9601 (35)(b) and shall also consist of a visual inspection of the Premises, including any equipment and machinery thereon and all building components or materials used therein, an inquiry into past occupants and uses of the Premises, a search of all records pertaining to environmental conditions on the Premises, including any reports generated for or from any governmental authority, notices of warnings, complaints and violations of applicable environmental statutes, rules or regulations, and applicable environmental statutes, rules or regulations, and a visual inspection of all properties adjoining the Premises and any other investigation deemed consistent with good commercial practices.  If either the investigation or Phase I environmental audit states that there is no observed contamination or no potential environmental concerns on site caused by Lessee, then Lessee shall have no further liability for environmental matters under this Lease.

(d)  As used herein, the term “hazardous material” means any hazardous or toxic substance, material or waste listed in the United States Department of Transportation Hazardous Materials Table (49 CFR 172.101) or by the United States Environmental Protection Agency as hazardous substances (40 CFR Part 302) or hazardous wastes (40 CFR Part 261), petroleum products, asbestos, polychlorinated biphenyls (PCBs), or such other substances, materials, and wastes that are or become regulated under any applicable state or local environmental law.

(e)  Notwithstanding anything in this Lease to the contrary, Lessee shall not be liable for any costs or expenses caused by any condition unless such condition directly results from Lessee’s use of, or activities on, the Premises, or the use of, or activities of Lessee’s agents, customers, employees, contractors or subcontractors on, the Premises.  Nor shall Lessee be responsible for any contamination discovered on the Premises which is not a direct result of Lessee’s use of, or activities on, the Premises.

Lessee engaged Rapps Engineering & Applied Science, an environmental professional, who prepared a Phase I environmental audit dated December 2006 with respect to the Premises (the “Pre-Commencement Environmental Report”).  In order to assist any environmental professional engaged by either Lessor or Lessee pursuant to paragraph (c) hereof in the determination of whether the presence of hazardous materials in the soil or groundwater on or under the Premises following the termination of this Lease are a result of Lessee’s use or activities, or the use or activities of Lessee’s agents or contractors, such environmental professional may compare the findings of such environmental professional to the condition of the Premises as described in the Pre-Commencement Environmental Report.  Anything herein to the contrary notwithstanding, Lessee shall not be liable to Lessor hereunder for any environmental hazard cited in the Pre-Commencement Environmental Report.

(f)  Lessor shall indemnify, defend and hold Lessee harmless from any and all claims, judgments, damages, penalties, fines, costs, liabilities, or losses (including, without limitation, diminution in value of the Premises, damages for the loss or restriction on use of rentable or usable space or of any amenity of the Premises and reasonable sums paid in settlement of claims, reasonable attorney’s fees, reasonable consultant fees, and reasonable expert fees) which arise during or after the Lease term as a result of contamination by hazardous material attributable to Lessor’s use or activities, or the use or activities of Lessor’s agents or contractors.  This indemnification of Lessee by Lessor includes, without limitation, costs incurred in connection with any investigation of site conditions or any cleanup, remedial, removal, or restoration work required by any federal, state, or local government agency or political subdivision because of hazardous material present in the soil or groundwater on or under the Premises as a result of Lessor’s use or activities, or Lessor’s agents or contractors, or which would have with reasonable care exerted by Lessor not have occurred.  Without limiting the foregoing, if the presence of any hazardous material on the Premises caused or permitted by Lessor or its agents or contractors, results in any contamination of the Premises, Lessor shall promptly take all actions at its sole expense as are necessary to return the Premises to the condition existing prior to the release by Lessor or its agents or employees of any such hazardous material on the Premises, provided that Lessee’s approval of such actions shall first be obtained, which approval shall not be unreasonably withheld so long as such actions would not potentially have any material adverse long-term or short-term effect on the Premises.  The foregoing indemnity shall survive the expiration or earlier termination of this Lease.

26.  PERFORMANCE OF INVESTIGATIVE OR REMEDIAL ACTION.  The performance of investigative and/or remedial activity at or near the Premises by any Party other than Lessee shall be conducted in such a manner as not to cause unreasonable interference with Lessee’s activity on the Premises.  Should unreasonable interference occur, then appropriate adjustment to the rent reserved herein shall be made or, if such interference is so severe as to deprive the Lessee of use of a significant portion of the Premises, then this Lease shall terminate after reasonable notice and opportunity to cure.  Lessor shall use its best efforts to provide Lessee with notification at least seven (7) days prior to the performance of any investigation and/or remedial activities at the Premises.  Lessor shall also provide Lessee with copies of any and all communications and/or documents, which Lessor receives from any federal, state or local governmental agency or any third Party and pertaining to environmental conditions at the Premises.

27.  TITLE:  Within thirty (30) days following the date of this Lease, Lessor shall deliver to Lessee a copy of an owner’s policy of title insurance dated within 30 days of the execution of this Lease, together with a copy of all exceptions to title noted therein, issued by a title company satisfactory to Lessor and Lessee insuring Lessor’s fee simple title to the Land.  Upon receipt of such copy, Lessee shall have thirty (30) business days to review and approve the title to the Land.  Lessee shall have the right to terminate this Lease, immediately upon written notice to Lessor if such title insurance policy discloses any matter or exception which would materially and adversely affect Lessee’s use and quiet enjoyment of the Premises for the purposes set forth in this Lease.

28.  AMENDMENT TO CONFORM.  This Lease shall be amended to conform to any reasonable requests of Lessor’s lender or lenders so long as such amendment or amendments do not adversely affect Lessee’s rights pursuant hereto or increase Lessee’s duties with respect hereto.

29.  WAIVER:  A waiver by Lessor or Lessee of any default or breach hereunder shall not be construed to be a continuing waiver of such default or breach, nor as a waiver or permission, expressed or implied, of any other or subsequent default or breach.  All waivers must be in writing and no course of conduct shall establish a custom or confer any rights upon Lessee or Lessor.

30.  NOTICES:  Unless otherwise designated by like notice in writing by either party to the other, notices required herein shall be sent by registered or certified mail or by express overnight delivery as follows:

To Lessor:              Agracel, Inc
                                 Attention:  R. Dean Bingham
 P.O. Box 1107
 1200 Network Centre Drive, Suite 3
 Effingham, Illinois 62401

            To Lessee:                    Grain Systems, Inc.
               Attention: Mike Brotherton
1004 East Illinois
Assumption, Illinois  62510

Notices so mailed or delivered shall be deemed duly given upon deposit with the U.S. Postal service or overnight courier, as applicable, postage or delivery fee prepaid, addressed as above indicated.

31.  SUCCESSORS:  All of the terms, covenants and conditions of this Lease shall apply and inure to the benefit of, and be binding upon the parties hereto, and upon their respective successors in interest and legal representatives, except as otherwise provided herein.

32.  QUIET POSSESSION:  Lessor covenants with Lessee that Lessee, on paying the rent herein required to be paid and performing the covenants herein contained, shall and may peaceably and quietly have, hold and enjoy the Premises during the term of this Lease.

33.  FINANCIAL INFORMATION:  The Lessee is required to provide Lessor annual financial statements prepared in accordance with generally accepted accounting principles by April 1st of each year.   The Lessee’s obligation to provide Lessor with such information shall be fulfilled in every respect upon Lessee filing such information with the Securities and Exchange Commission, which information is then posted on the internet site of the SEC. If no filing takes place, Lessee will provide annual financial statements.

34.  BROKER’S COMMISSION:  Lessor hereby agrees to indemnify and hold harmless Lessee from the payment of any real estate commission arising out of this lease transaction.

35.  ATTORNEY’S FEES:  If any action at law or in equity shall be brought to enforce any of the covenants, terms or conditions of this Lease, the prevailing party shall be entitled to recover from the other party, as part of the prevailing party’s costs, reasonable attorney’s fees, the amount of which shall be fixed by the court, and shall be made a part of any judgment or decree rendered.

36.  LEASE CONSTITUTES ENTIRE CONTRACT:  Each party to this Lease acknowledges that this Lease constitutes all of the agreements between the parties hereto, and that no representations, warranties, or other covenants are included except as set forth herein, and this Lease shall not be recordable, but a “Memorandum of Lease” in usual and customary form will be executed and acknowledged by the parties, upon request of either party, which may be recorded.

37.  EXISTING LEASES.  There are currently three tenants, other than Lessee, who have leases on parts of the Premises, namely those leases and tenants identified at Exhibit B (the “Existing Leases”).  Upon execution of this Lease, Lessor shall deliver to Lessee the following with regard to the Existing Leases:

(a)  An assignment of all of its right, title and interest in those Existing Leases to Lessee in the form of Exhibit E.

(b).  The original of the Existing Leases signed by the parties, copies of which are attached hereto as Exhibit B;

(c)  All policies of insurance or certificates of the same provided to the Lessor by the tenants of the Existing Leases;

(d)  All rents from Existing Leases held by Lessor shall be prorated to the Commencement Date and Lessor shall pay Lessee the amount so determined for the rent applicable from the Commencement Date;

(e)  All security deposits held by Lessor pursuant to the Existing Leases; and

(f)  Termination Agreements in the form of Exhibit D signed by the Lessees of the Existing Leases.

(g)  Assignment by Lessor to Lessee of any and all warranties with regard to the Building.

In the event that Ahlstrom Engine Filtration, LLC, fails to vacate the portion of the Premises occupied by it pursuant to its lease with Lessor, attached hereto as part of Exhibit B, prior to November 1, 2007, then in such event, the monthly rent due to be paid to Lessor by Lessee shall be reduced by the sum of $25,000 each month commencing with the rent due on November 1, 2007, and continuing each month thereafter until Ahlstrom Engine Filtration, LLC, vacates the Premises.

In addition, the inducement agreements attached hereto as Exhibit C shall have been executed by the parties and shall be attached to this Lease.

38.  RIGHT OF FIRST REFUSAL:

(a)           Lessor hereby grants Lessee the right of first refusal to purchase the Premises in the event Lessor has a bona fide offer (“Offer”) to purchase the Premises, for the amount and in accordance with the terms, of any such offer.  Lessee shall have thirty (30) days to exercise this right of first refusal from the date of receipt of notice from Lessor of the Offer.

(b)           If Tenant fails to timely exercise the right of first refusal hereunder, then the right of first refusal granted hereunder shall lapse, time being of the essence with respect to the exercise thereof, and Lessor may sell the Premises pursuant to the Offer.

39.  OPTION TO PURCHASE:

During the last year of the Initial Term and during any extensions thereof, Lessee shall have an option to purchase the Premises at the Option Price as hereinafter defined.  If Lessee desires to exercise the option to purchase, the Option Price shall be determined by appraisal pursuant to the following paragraph.

Lessee shall notify Lessor in writing of the appraiser hired by Lessee.  Lessor shall hire an appraiser within thirty (30) days of receiving notice from Lessee.  Each appraiser shall determine the fair market value of the Premises and issue their respective appraisals.  “Option Price” means the average of the fair market values determined by the two appraisals if the difference between the two appraisals is no more than 5%.  If the difference between the two appraisals is greater than 5%, then the two appraisers shall mutually agree upon a third appraiser within thirty (30) days and the Option Price shall be the fair market value as determined by the third appraiser but shall not be less than the lower of the other two appraisals nor higher than the higher of the other two appraisals.  The cost of the third appraisal shall be shared equally between Lessor and Lessee.  All appraisers selected pursuant to this paragraph shall be M.A.I. appraisers or M.A.I. equivalent, who are widely recognized to be knowledgeable and experienced in appraisals of commercial property similar to the Premises.

Within thirty (30) days of the final determination of the Option Price, Lessee shall give written notice to Lessor of Lessee’s election to exercise the option to purchase.  Closing on the purchase of the Premises shall occur within sixty (60) days of such written election at which time (i) Lessor shall convey marketable title to the Premises by special warranty deed together with a title policy insuring such title and (ii) Lessee shall pay the Option Price to Lessor by wired funds or certified check.  Closing costs shall be paid by the parties as is customary in Christian County, Illinois, with credit given to Lessee for seller’s portion of the title insurance costs and for real estate transfer taxes.  Each party shall pay one-half of any escrowed closing fee.

IN WITNESS WHEREOF, Lessor and Lessee have executed this Lease or have caused it to be executed by their respective authorized representatives the day and year first above written.  Each of the persons executing this Lease represent that they are authorized to execute the same on behalf of the party for whom they have executed hereafter.

LESSEE	LESSOR

GRAIN SYSTEMS, INC.	AGRACEL, INC.

By:/s/ Mike Brotherton	By: /s/ R. Dean Bingham
Vice President Operations	President

ATTEST:	ATTEST:
By: /s/ Brian Atwood, Jr.	By: /s/ Michael Mumm
Plant Manager	Secretary

EXHIBIT A
Legal Description

That part of the South half of the Southwest Quarter of Section 33, Township 13 North, Range 2 West of the Third Principal Meridian which lies East of the East Right-of-Way line of S.B.I. Route 48 and Northwesterly of the Northwesterly Right-of-Way line of the Norfolk and Western Railroad and North of the Northerly Right-of-Way line of (F.A. 65) Ill. Route 48 and part of the South 662.22 feet of the North Half of the Southwest Quarter of said Section 33 which lies East of the East Right-of-Way line of S.B.I. Route 48 and Northwesterly of the Northwesterly Right-of-Way line of the Norfolk and Western Railroad. Said Parcel described more particularly as follows: Commencing at a disk marking the West One Quarter corner of the aforementioned Section 33, thence South 01 degrees 02 minutes 25 seconds East along the Section line a distance of 657.15 feet, thence South 89 degrees 18 minutes 26 seconds East a distance of 42.07 feet to an Iron pin on the East Right-of-Way line of S.B.I. Route 48, thence South 01 degrees 00 minutes 32 seconds East along said Right-of-Way line a distance of 562.43 feet to the true point of beginning, thence South 89 degrees 42 minutes 27 seconds East a distance of 694.52 feet to a point marking the beginning of a 150.00 foot radius, tangent curve to the right, thence Southeasterly 229.43 feet along said curve whose long chord bears South 45 degrees 53 minutes 25 seconds East for a distance of 207.71 feet, thence South 02 degrees 04 minutes 23 seconds East a distance of 294.38 feet, thence South 88 degrees 18 minutes 51 seconds East a distance of 163.91 feet to an iron pipe on the Northerly Right-of-Way line of (FA. Route 65) IL Route 48, said pipe marks the beginning of a 660.00 foot radius curve to the right, thence Southwesterly 513.95 feet along said Northerly Right-of-Way line with said curve whose long chord bears South 71 degrees 41 minutes 30 seconds West for a distance of 501.06 feet to an iron pipe, thence North 86 degrees 00 minutes 00 seconds West along said Northerly Right-of-Way line a distance of 499.36 feet to an iron pipe, thence North 42 degrees 52 minutes 20 seconds West along said Northerly Right-of-Way line a distance of 51.33 feet to an iron pipe on the East Right-of-Way line of S.B.I. Route 48, thence North 01 degrees 00 minutes 32 seconds West along said East Right-of-Way line a distance of 532.16 feet to the true point of beginning. Said parcel contains 11.441 acres, more or less, all in the County of Christian, State of Illinois.

Basis of bearing is South 01 degrees 02 minutes 25 seconds East along the Section line.

Parcel Identification Numbers: Parts of 17-13-33-301-003; 17-13-33-302-001; 17-13-33-301-004 and 17-13-32-400-012